Exhibit 10.4
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 30th day of September 2011, by and between Unilife Corporation (“Unilife”) and Alan D. Shortall (“Shortall”). The term “Unilife” shall include its subsidiaries, affiliates, assigns and successors in interest under Sections 7, 8, and 13.
WHEREAS, Unilife and Shortall are parties to an existing employment agreement that expires effective as of December 31, 2011 (the “Former Agreement”);
WHEREAS, Unilife wishes to continue to employ Shortall as its Chief Executive Officer beyond the expiration of the Former Agreement, and Shortall wishes to enter into this Agreement to formalize the terms of his employment beyond the expiration of the Former Agreement; and
WHEREAS, Unilife is engaged in the business of designing, developing, manufacturing and supplying innovative healthcare safety products for medical device and pharmaceutical industries; and
WHEREAS, Shortall will develop valuable relationships by virtue of his employment with Unilife, and Shortall will have access to valuable confidential and proprietary information and trade secrets belonging to Unilife; and
WHEREAS, Unilife and Shortall desire to set forth the terms of their employment relationship in this Agreement as a successor to the Former Agreement;
NOW, THEREFORE, in consideration of the promises and covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:
1. Term. This Agreement shall be effective as of October 1, 2011 and shall expire on December 31, 2014. This Agreement will automatically renew for one-year periods annually thereafter, unless either party gives the other party thirty (30) days written notice in advance of the relevant expiration date of its intention not to renew the Agreement. Upon expiration or earlier termination of this employment relationship, the parties will be relieved of their duties and obligations under this Agreement, except that the rights and obligations of Unilife under Section 6 below shall remain in full force and effect until all appropriate payments have been made to Shortall and the rights and obligations of Shortall set forth in Sections 7 and 8 below shall remain in full force and effect and shall survive the expiration or termination of this Agreement, regardless of the reason(s) for termination.
2. Position and Duties.
(a) Unilife will employ Shortall as Chief Executive Officer and Shortall agrees to serve in such capacity for Unilife with responsibility for the overall management of Unilife and such other duties as are assigned to him by the Board of Directors of Unilife, and shall have vested in him the authority and duties typically held by an employee in such position. Shortall shall report to the Board of Directors of Unilife, with respect to the performance of these duties. In the performance of these duties, Shortall shall devote his knowledge, skill, attention, energies and all of his business time, and shall comply with all of Unilife’s policies, rules, and procedures, as they may be amended from time to time. Shortall shall not engage in any endeavor that would conflict with the rendition of his services to Unilife, either directly or indirectly, without the prior written consent of Unilife; provided, however, Shortall may participate in civic, charitable, educational, industry and professional organizations, to the extent that such participation does not unreasonably interfere with the performance of his duties hereunder; and Shortall may also serve on corporate boards and committees, but only with the prior written consent of the Board of Directors of Unilife.
(b) Notwithstanding the responsibilities and duties contained in Section 2(a) above, Shortall acknowledges that all material decisions relating to the management of Unilife’s business will be made by the Board of Directors of Unilife. In addition, any decisions which have the capacity to affect significantly the financial standing of Unilife must be referred to the Board of Directors of Unilife which will have ultimate control in respect of these matters.
3. Compensation.
(a) Base Salary. Shortall shall be paid an annual base salary of Four Hundred and Twenty Thousand Dollars ($420,000.00), which will be payable in twelve (12) equal monthly installments. Shortall’s base salary will be subject to the customary withholding and employment taxes, as required by law, with respect to compensation paid by an employer to an employee. At the discretion of the Board of Directors of Unilife, Shortall shall be eligible for increases in base salary. Further, Unilife will not reduce Shortall’s base salary to less than what is agreed to herein.
(b) Bonus. Shortall shall be eligible to participate in Unilife’s Incentive Bonus Plan in amounts and percentages as annually determined by Unilife’s Board of Directors. Shortall’s annual target cash bonus shall be fifty percent (50%) of base salary. Bonuses are subject to achievement of such goals and objectives as the Compensation Committee of the Board of Directors determines in a set of Key Performance Indicators. Any bonus payable for a calendar or fiscal year shall be paid in a lump-sum payment in the following calendar or fiscal year, as applicable, on or before the date that is two and one-half months after the close of such calendar or fiscal year, as applicable. Shortall’s bonuses will be subject to the customary withholding and employment taxes, as required by law, with respect to compensation paid by an employer to an employee.
4. Benefits.
(a) Benefits Generally Available to Unilife Employees. Shortall shall be eligible to participate in Unilife’s benefits programs (including any equity incentive plan of Unilife or its affiliates), as they may change from time to time. The benefits provided to Shortall will be the same as the benefits provided to other similarly situated Unilife employees, and may be changed upon expiration or other termination of the current benefits contracts. For further information, Shortall should review any applicable benefit plan documents, which will govern the terms of the benefits.
(b) Vacation. Shortall shall also receive six (6) weeks of paid vacation per calendar year. Any unused vacation days may be carried over up to one (1) year.

(c) Equity Plans. In connection with this Agreement, Shortall shall, subject to shareholder approval of the proposed grant and shareholder approval of an amendment of Unilife’s stock incentive plan to increase the number of shares of common stock authorized for issuance to an amount sufficient to fulfill the proposed grant, receive an equity grant of (i) 1,166,000 shares of restricted stock, and (ii) options for the purchase of 750,000 shares of Unilife common stock on such terms and conditions as may be determined by the Compensation Committee of Unilife’s Board of Directors. Such equity grant shall be issued to Shortall on January 3, 2012, subject to shareholder approval or such later date upon which the requisite shareholder approval is obtained, and shall be governed by the applicable, underlying equity award agreement. If Unilife’s shareholders, upon presentation of the proposed grant and amendment of Unilife’s stock incentive plan to expand the shares issuable thereunder to an amount sufficient to fulfill the grant, fail to provide the requisite approval, Unilife shall have no further obligation to make the proposed grant or to pay other compensation in lieu thereof. All incentive compensation and stock-based compensation that Shortall may receive from Unilife shall be subject to any policy adopted by Unilife, now or hereafter existing, that imposes on Shortall stock ownership requirements, stock holding requirements, stock liquidation restrictions or recoupment provisions, provided that such requirements, restrictions and recoupment provisions also apply to similarly situated members of senior management.
(d) Car Allowance. Unilife shall pay Shortall a car allowance of Three Thousand Dollars ($3,000.00) per month, which shall be payable to Shortall at the same time as his base salary.
(e) Home Leave. Unilife shall reimburse Shortall for one (1) trip per calendar year to Australia or Ireland for home leave, including the cost of (i) first-class, round-trip air travel for Shortall, his spouse, and dependant children; and (ii) reasonable housing and meals while on home leave.
(f) Expenses. Unilife shall reimburse Shortall for all reasonable and necessary expenses incurred by him in carrying out his duties under this Agreement in accordance with Unilife’s business expense policies, including without limitation, requirements with respect to reporting, documentation and payment of such expenses. All such expenses shall be paid promptly after submission in accordance with Unilife’s polices, but no later than December 31st of the calendar year following the year in which such expenses were incurred.
5. Indemnification. Unilife agrees to provide Shortall with indemnification equivalent to that provided to other members of senior management and coverage pursuant to Unilife’s Directors and Officers insurance policies, as amended from time to time.
6. Termination and Pay upon Termination.
(a) General Rule. In the event that Unilife terminates this Agreement and Shortall’s employment without Cause or due to a Change in Control as defined herein, including employment termination due to Unilife’s election not to renew this Agreement where Shortall was willing and able to continue performing services under the terms of this Agreement, Unilife will pay Shortall:
(i) his base salary, at the rate in effect immediately before the date that Shortall’s employment terminates, for twelve (12) months, which shall be paid in a single sum payment within forty-five (45) days after the date that Shortall’s employment terminates and the General Release provided for in Section 10 of this Agreement becomes irrevocable, provided that if such forty-five (45) day period begins in one calendar year and ends in another, Shortall shall not have the right to designate the taxable year of payment;

(ii) payment of a lump-sum amount, equal to the amount of the bonus, if any, earned by and paid to Shortall for the last completed calendar or fiscal year, as applicable, prior to the year in which his employment terminates, which shall be paid in a single sum payment within forty-five (45) days after the date that Shortall’s employment terminates and the General Release provided for in Section 10 of this Agreement becomes irrevocable, provided that if such forty-five (45) day period begins in one calendar year and ends in another, Shortall shall not have the right to designate the taxable year of payment; and
(iii) provided that Shortall is eligible for and timely elects to receive COBRA health care continuation coverage, the cost of Shortall’s health care continuation coverage premiums for twelve (12) months, commencing on the first of the month immediately after the month which includes the date that Shortall’s employment terminates and the General Release provided for in Section 10 of this Agreement becomes irrevocable.
In the event that Shortall terminates this Agreement for any reason, including Shortall’s election not to renew the Agreement, Shortall shall not receive any compensation or benefits from the time that he ceases to devote full time and attention to Unilife’s business. In addition, Shortall agrees to provide Unilife with ninety (90) days advance written notice of his intent to terminate his employment, whether during the initial term or any renewal thereof. Upon termination of this Agreement, the parties will be relieved of their duties and obligations, except that the rights and obligations of Unilife under this Section 6(a) shall remain in full force and effect until all appropriate payments have been made to Shortall, if applicable, and the rights and obligations of Shortall set forth in Sections 7 and 8 below shall remain in full force and effect and shall survive the expiration or termination of this Agreement, regardless of the reason(s) for termination. Shortall shall resign from the Board of Directors of Unilife and all other offices that Shortall may hold with Unilife and its affiliates in the event of Shortall’s termination of employment hereunder upon the request of the Board of Directors. Upon termination of this Agreement, Shortall shall not have any further contact with any customers of Unilife on behalf of a competing entity until the expiration of the conditions of Section 8 of this Agreement.
(b) Definitions.
(i) Definition of “Cause”. “Cause” will mean any one or more of the following:
(A) material neglect of assigned duties, willful misconduct in connection with the performance of duties, or refusal to perform assigned duties (other than by reason of disability) which continues uncured for thirty (30) days following receipt of written notice of such deficiency from Unilife, specifying the scope and nature of the deficiency;
(B) an act of dishonesty;
(C) engaging in illegal conduct or committing a crime;

(D) being barred from working in a Food and Drug Administration (“FDA”) regulated industry by the FDA or otherwise being sanctioned by the FDA or any similar international body;
(E) engaging in any act of moral turpitude that causes material harm to Unilife or its reputation;
(F) breaching, in any material respect, the terms of this Agreement or any other agreement with Unilife; or
(G) commencement of employment with any other employer while an employee of Unilife without the prior written consent of the Board of Directors of Unilife.
Any determination of “Cause” as used herein will be made in good faith by the Board of Directors of Unilife.
(ii) Definition of “Change in Control”. “Change in Control” means a: (1) Change in Ownership of Unilife Corporation, (2) Change in Effective Control of Unilife Corporation, or a (3) Change in the Ownership of Assets of Unilife Corporation, all as described herein and construed in accordance with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(A) A Change in Ownership of Unilife Corporation shall occur on the date that any one Person acquires, or Persons Acting as a Group (or Group) acquire, ownership of the capital stock of Unilife Corporation that, together with the stock held by such Person or Group, constitutes more than fifty percent (50%) of the total voting power of the capital stock of Unilife Corporation. However, if any one Person is, or Persons Acting as a Group are, considered to own more than fifty percent (50%) of the total voting power of the capital stock of Unilife Corporation, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Unilife Corporation or to cause a Change in Effective Control of Unilife Corporation. An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which Unilife Corporation acquires its stock in exchange for property will be treated as an acquisition of stock.
(B) A Change in Effective Control of Unilife Corporation shall occur on the date a majority of members of the Board of Directors of Unilife Corporation is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Unilife Corporation before the date of the appointment or election.

(C) A Change in the Ownership of Assets of Unilife Corporation shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or Persons), assets (including tangible/real property and intangible property (such as goodwill)) from Unilife Corporation the total gross fair market value of which is more than fifty percent (50%) of the total gross fair market value of all of the assets of Unilife Corporation immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Unilife Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
(D) The following rules of construction apply in interpreting the definition of Change in Control:
(I) A Person means any individual, entity or group within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by Unilife Corporation and by entities controlled by Unilife Corporation or an underwriter of the capital stock of Unilife Corporation in a registered public offering.
(II) Persons will be considered to be Persons Acting as a Group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.
(III) For purposes of this Section 6(b), fair market value shall be determined in accordance with Code Section 409A.
(IV) A Change in Control shall not include a transfer to a related person as described in Code section 409A or a public offering of capital stock of Unilife Corporation.
(E) For purposes of this Section 6(b), Code section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

7. Confidential Information.
(a) Shortall acknowledges that Unilife has a valuable property interest in all aspects of its business relationships with its customers, clients, vendors and suppliers. In the course of Shortall’s work with Unilife, Shortall will become aware of and familiar with secret and confidential information of Unilife relating to its customers, clients, vendors and suppliers, and its internal business operations. Secret and confidential information includes, but is not limited to, Unilife’s business plans, customer lists, customer data, marketing plans, supplier and vendor lists and cost information, software and computer programs, data processing systems and information contained therein, financial statements, financial data, acquisition and divestiture plans, and any other trade secrets or confidential or proprietary information, documents, reports, plans, or data, of or about Unilife that is not already available to the public or was known to Shortall prior to his employment with Unilife.
(b) Shortall agrees that he will not, without the written consent of Unilife, during the term of this Agreement or thereafter, disclose or make any use of secret and confidential information, except as may be required in the performance of his duties under Section 2 of this Agreement. Shortall agrees that, following the termination of his employment with Unilife for any reason, he will never use secret and confidential information to compete with Unilife in any manner, and he will never disclose any secret and confidential information to any other business or individual, unless such secret or confidential information is: (i) publicly known through no breach of the provisions of this Section 7 by either party, (ii) lawfully disclosed by a third party, or (iii) disclosed pursuant to legal requirement or court order. In no event shall any disclosure made to investment banking firms or private equity firms at the request of Unilife and as part of Shortall’s duties ever be considered a violation of this Section 7.
(c) Upon termination of this Agreement, Shortall shall surrender to Unilife all records and all paper and/or electronic copies made of those records that pertain to any aspect of the business of Unilife, including all secret and confidential information.
8. Agreement Not To Compete.
(a) In consideration for employment by Unilife and the benefits of this Agreement, Shortall agrees to be bound by the covenant not to compete as set forth in Section 8 of this Agreement below.
(b) Shortall agrees that during the term of his employment and for a period of two (2) years following the termination of his employment for any reason, he will not, directly or indirectly:
(i) render services to, become employed by, be engaged as a consultant by, own, or have a financial or other interest in (either as an individual, partner, joint venture, owner, manager, employee, partner, officer, director, independent contractor, or other similar role) any business that is engaged in any business activity that is in competition with the activities of Unilife, as of the date of the termination of this Agreement.
(ii) induce, offer, assist, encourage, or suggest that another business or enterprise offer employment to or enter into a consulting arrangement with any individual who is employed by Unilife, or induce, offer, assist, encourage, or suggest that any Unilife employee terminate his employment with Unilife, or accept employment with any other business or enterprise.

(c) In the event that Shortall commits any breach of Section 8(b) above, Shortall acknowledges that Unilife would suffer substantial and irreparable harm and damages. Accordingly, Shortall hereby agrees that in such event, Unilife shall be entitled to temporary and/or permanent injunctive relief, without the necessity of proving damage, to enforce the provisions of this Section, all without prejudice to any and all other remedies that Unilife may have at law or in equity and that Unilife may elect or invoke. Shortall agrees that if any of the provisions of this Section are or become unenforceable, the remainder hereof shall nevertheless remain binding upon him to the fullest extent possible, taking into consideration the purposes and spirit of this Agreement. Any invalid or unenforceable provision is to be reformed to the maximum time, geographic and/or business limitations permitted by applicable laws, so as to be valid and enforceable.
(d) Shortall expressly acknowledges and agrees that the restrictive covenants set forth in Sections 7 and 8 above are absolutely necessary to protect the legitimate business interests of Unilife, because he is employed in a position of trust and confidence and is provided with extensive access to Unilife’s most confidential and proprietary trade secrets, and has significant involvement in important business relationships, which constitute the goodwill of Unilife.
(e) In the event that Unilife must bring legal action to enforce or seek a remedy for any breach of the provisions of Sections 7 or 8 of this Agreement, the losing party agrees to reimburse the prevailing party for any and all expenses, including attorneys’ fees and court costs.
9. Relocation to Australia upon Termination. Upon expiration or termination of this Agreement either by Shortall or by Unilife with or without Cause or following a Change in Control, Unilife shall reimburse Shortall for all reasonable relocation expenses incurred by Shortall and his family for repatriation to Australia, including the cost of one-way, first-class airline tickets for Shortall, his spouse, and dependent children to Australia, so long as the return trip occurs within twelve (12) months after Shortall’s termination of employment.
10. General Release. As a condition of receiving the severance compensation and benefits described in Section 6, Unilife and Shortall will execute a mutual general release of claims that is in a form acceptable to Unilife (“General Release”). Unilife will provide to Shortall the form of General Release within seven (7) days after his employment terminates. Such General Release would not include rights to previously vested options or claims for any compensation earned (including, without limitation, accrued vacation), or reimbursement of expenses incurred, through the date of termination. Such release must be agreed to, executed and irrevocable no later than 30 days following Shortall’s termination date. Notwithstanding anything to the contrary herein, in the event that the period measured from Shortall’s separation from service with Unilife through the eighth day after the expiration of the statutory period within which Shortall may consider and execute the General Release described above falls within two calendar years, then payment of the lump sum amounts payable pursuant to Section 6 of this Agreement shall occur during the portion of the 45-day period that falls within such second calendar year.

11. Dispute Resolution. Any controversy, claim or dispute involving the parties (or their affiliated persons) directly or indirectly concerning this Agreement shall be finally settled by binding arbitration held in Harrisburg, Pennsylvania by one arbitrator (who is mutually acceptable to both parties as well as licensed to practice law in the Commonwealth of Pennsylvania) in accordance with the rules of employment arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall apply Pennsylvania law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive for both Shortall and Unilife (and its affiliates), and there shall be no appeal there from other than causes of appeal allowed by the Federal Arbitration Act. Unilife shall bear all costs of the arbitrator in any action brought under this Agreement. The arbitrator shall have the power to award attorney’s fees and arbitration costs to the prevailing party, if the award of attorney’s fees and litigation costs would be permitted by a court. The parties hereto agree that any action to compel arbitration may be brought in the appropriate Pennsylvania state or federal court, and in connection with such action to compel, the laws of the Commonwealth of Pennsylvania and the Federal Arbitration Act shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies, which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.
12. Non-waiver. A waiver of any provision of this Agreement by either party shall not prevent either party from enforcing that provision or any other provision hereof.
13. Assignment. This Agreement is personal and may not be assigned by Shortall. Any assignment of this Agreement between Unilife (or its successor) and its affiliates (and their successors) shall not constitute a termination of Shortall’s employment hereunder. This Agreement (including the Restrictive Covenants set forth in Sections 7 and 8) shall inure to the benefit of and be binding upon any successor to Unilife. The parties specifically understand and agree that the non-compete provisions of Section 8 will inure to the benefit of a successor and that Shortall will remain bound by these provisions in the event of a sale or corporate reorganization of Unilife.
14. Severability. Each provision of this Agreement is severable and distinct from, and independent of, every other provision hereof. If one provision hereof is declared void, the remaining provisions shall remain in effect. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
15. Entire Agreement. This Agreement contains the entire agreement of the parties concerning the subject matter hereof and supersedes any prior agreements or understandings between the parties concerning the terms and conditions of Shortall’s employment on and after January 1, 2012, whether oral or written; provided, however, that Shortall’s equity grants shall be governed by the equity grant documents; provided further, that any stock options or other stock-based awards provided to Shortall shall be governed by Unilife’s stock incentive plans as they are amended from time to time, except as provided herein. For the avoidance of doubt, Unilife and Shortall agree that the Former Agreement, if not sooner terminated, shall expire on the effective date of this Agreement and shall thereafter have no bearing on Shortall’s terms of employment. The parties acknowledge, in entering into this Agreement that they have not relied upon any promise or inducement not specifically set forth herein. Any changes to this Agreement must be in writing and signed by both parties.

16. Section 409A.
(a) This Agreement is intended to comply with, or otherwise be exempt from, Code section 409A and any regulations and Treasury guidance promulgated thereunder, and Unilife shall be required to interpret the terms of this Agreement as necessary to comply with the requirements of Code section 409A.
(b) Unilife shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Shortall of any additional tax, penalty, or interest under Code section 409A.
(c) Unilife and Shortall agree that they will execute any and all amendments to this Agreement permitted under applicable law as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Code section 409A or as otherwise needed to ensure that this Agreement complies with that section.
(d) The preceding provisions, however, shall not be construed as a guarantee by Unilife of any particular tax effect to Shortall under this Agreement. Unilife shall not be liable to Shortall for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Code section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under that section.
(e) For purposes of Code section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(f) With respect to any reimbursement of future expenses of, or any provision of in-kind benefits to, Shortall, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Code section 105(b); (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Any tax gross-up payment shall be made by no later than the end of the calendar year following the year in which Shortall remits the taxes.
(g) “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Code section 409A, Shortall’s “separation from service” as defined in that section.

(h) If a payment obligation under this Agreement arises on account of Shortall’s separation from service while Shortall is a “specified employee” (as defined under Code section 409A and determined in good faith by the Unilife), any payment of “deferred compensation” (as defined under Treasury regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury regulation sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Shortall’s estate following his death.
(i) Nothing herein shall be construed as having modified the time and form of payment of any amounts or payments of “deferred compensation” (as defined under Treas. Reg. § 1.409A-1(b)(1), after giving effect to the exemptions in Treas. Reg. §§ 1.409A-1(b)(3) through (b)(12)) that were otherwise payable pursuant to the terms of any agreement between Unilife and Shortall in effect on or after January 1, 2005 and prior to the date of this Agreement.
17. Excise Tax on Parachute Payments.
(i) Notwithstanding any other provision herein or any provision in an employment, severance, change in control or similar agreement to the contrary, in the event it shall be determined that any payment in the nature of compensation by Unilife to Shortall or for Shortall’s benefit, whether paid, payable, distributed or distributable pursuant to this Agreement or otherwise (including, without limitation, any severance payment or accelerated vesting of stock options or restricted stock granted by Unilife) (each, a “Payment” and collectively, the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the United States Internal Revenue Code of 1986, as amended (“Code”) (or any successor provision) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to in this Agreement as the “Excise Tax”), then the Total Payments shall be reduced (the “Reduction”) to the minimum extent necessary (but not below zero) so that no portion thereof shall be subject to the Excise Tax; provided, however, that such Reduction shall be made only if, by reason of such Reduction, the net after-tax benefit received by Shortall (or for Shortall’s benefit) shall exceed the net after-tax benefit that would be received by Shortall (or for Shortall’s benefit) if no such Reduction was made and Shortall bore the Excise Tax payment liability.
(ii) If a Reduction is required pursuant to the terms of Section 17(i), the Total Payments shall be reduced in the following order: any Payments constituting cash severance shall be reduced first, any other Payments in the nature of cash compensation shall be reduced second, the number or accelerated vesting of outstanding equity awards other than stock options shall be reduced third, and lastly, the number or accelerated vesting of outstanding stock options shall be reduced.
(iii) If it shall be determined that any Payment would be subject to the Excise Tax and applying the Reduction would not result in a greater net after-tax benefit to Shortall than if no such Reduction was made and Shortall bore the Excise Tax payment liability, then Shortall shall be entitled to receive from Unilife an additional payment (a “Gross-Up Payment”) in an amount such that after the payment by Shortall of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Shortall retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. In all events, the Gross-Up Payment, if any, shall be made by no later than the December 31st following the calendar year in which Shortall remits the Excise Tax.

(iv) For purposes of this Section 17, “net after-tax benefit” shall mean (A) the total of all payments and the value of all benefits which Shortall receives or is then entitled to receive from Unilife that would constitute “excess parachute payments” within the meaning of Code section 280G, less (B) the amount of all federal, state, local and foreign income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Shortall (based on the rate in effect for such year as set forth in the Code or other applicable tax law as in effect at the time of the first payment of the foregoing), less (C) the amount of excise taxes imposed with respect to the payments and benefits described in (A) above by Code section 4999.
(v) All determinations required under this Section 17, including without limitation whether a Reduction shall be applied, the amount of such Reduction, and/or the amount of any Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by Unilife and reasonably acceptable to Shortall (which may be, but will not be required to be, Unilife’s independent auditors) and such determinations shall be binding on Unilife and Shortall. The Firm shall submit its determination and detailed supporting calculations to both Shortall and Unilife within fifteen (15) days after receipt of a notice from either Unilife or Shortall that Shortall may receive payments which may be “parachute payments.” If the Firm determines that none of the Total Payments, after taking into account any Reduction required by this Section 17, constitutes a “parachute payment” within the meaning of Code section 280G, it will, at the same time as it makes such determination, furnish Shortall and Unilife an opinion that Shortall has substantial authority not to report any excise tax under Code section 4999 on his federal income tax return.
(vi) Shortall and Unilife shall each provide the Firm access to and copies of any books, records, and documents in the possession of Shortall or Unilife, as the case may be, reasonably requested by the Firm, and otherwise cooperate with the Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 17. The fees and expenses of the Firm for its services in connection with the determinations and calculations contemplated by this Section 17 shall be borne by Unilife.
18. Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
19. Interpretation. The captions and headings of this Agreement are not part of the provisions hereof and shall have no force or effect.
20. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if hand delivered, sent by overnight courier, or sent by registered or certified mail to Shortall at the last address he has filed in writing with Unilife or, in the case of Unilife, to Unilife’s General Counsel and Corporate Secretary at Unilife’s principal executive offices.
21. Governing Law. The terms of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to provisions thereof regarding conflict of laws.

22. Legal Counsel. Shortall has been advised to seek independent counsel with respect to this Agreement and is entering into this Agreement with full knowledge of its terms and conditions.
23. Representations and Warranties. Shortall represents and warrants to Unilife that he is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Shortall’s acceptance of employment or the performance of all duties and services hereunder to the fullest extent of Shortall’s ability and knowledge, except for the duty of confidentiality owed to former employers. If Shortall has misrepresented the representation and warranty provided herein, then Shortall would be liable to Unilife for all damages incurred as a consequence thereof, including attorney’s fees and costs of court.
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IN WITNESS WHEREOF, and wishing to be legally bound, the parties have executed this Agreement as of the date first above written.

UNILIFE CORPORATION:		ALAN D. SHORTALL

By:	/s/ J. Christopher Naftzger J. Christopher Naftzger	/s/ Alan D. Shortall
Vice President, General Counsel,
Corporate Secretary & Chief Compliance Officer